Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of October 5, 2015 (this “First Supplemental Indenture”), among Blue Cube Spinco Inc., a Delaware corporation (the “Issuer”), Olin Corporation, a Virginia corporation (the “Parent”), and U.S. Bank National Association, as trustee (the “Trustee”), to that certain indenture dated as of October 5, 2015 between the Issuer and the Trustee (the “Base Indenture” and, together with the First Supplemental Indenture, the “Indenture”).

WITNESSETH:

WHEREAS, capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Base Indenture;

WHEREAS, the Issuer executed and delivered to the Trustee the Base Indenture, providing for the issuance of the Issuer’s 10.00% Senior Notes due 2025 (the “Notes”);

WHEREAS, Section 9.01 of the Base Indenture provides that the Issuer and the Trustee may amend or supplement the Base Indenture without the consent of Holders as provided in this First Supplemental Indenture;

WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid and binding instrument in accordance with its terms and the terms of the Base Indenture have been satisfied; and

WHEREAS, the Issuer, the Parent and the Trustee desire to execute and deliver this First Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Issuer, the Parent and the Trustee hereby agree as follows:

Section 1.       Amendments to the Base Indenture.

1.01.       The following definitions in Section 1.01 “Definitions” are hereby amended and restated in their entirety or added to Section 1.01 if not therein, as applicable, as follows:

“Acquired Debt” means Debt (1) of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary, or is merged with or into the Parent or a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Asset Acquisition” means:

(1)        an Investment by the Parent or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Parent or any Restricted Subsidiary; or

(2)        the acquisition by the Parent or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Parent or any of its Restricted Subsidiaries to any Person in any single transaction or series of transactions of:

(i)         Capital Stock in another Person (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or

(ii)        any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment);

provided, however, that the term “Asset Sale” shall exclude:

(1)        any asset disposition permitted by Section 5.01 that constitutes a disposition of all or substantially all of the assets of the Parent and its Restricted Subsidiaries taken as a whole;

(2)        any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $25.0 million;

(3)        sales or other dispositions of cash or Eligible Cash Equivalents;

(4)        sales of interests in Unrestricted Subsidiaries;

(5)        the sale and leaseback of any assets within 90 days of the acquisition thereof; provided that any assets acquired in the Transactions shall be deemed to have been acquired on the Issue Date;

(6)        the disposition of assets that, in the good faith judgment of the Parent, are no longer used or useful in the business of such entity;

(7)        a Restricted Payment or Investment that is otherwise permitted by this Indenture;

(8)        any trade-in of equipment in exchange for other equipment; provided, however that in the good faith judgment of the Parent, the Parent or such Restricted Subsidiary receives equipment having a fair market value equal to or greater than the equipment being traded in;

(9)        the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(10)      leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Parent or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of this Indenture;

(11)      any disposition by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to a Restricted Subsidiary;

(12)      dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;

(13)      licensing or sublicensing of intellectual property or other general intangibles in accordance with industry practice in the ordinary course of business;

(14)      any transfer of accounts receivable, or a fractional undivided interest therein, by a Receivable Subsidiary in a Qualified Receivables Transaction; or

(15)      sales of accounts receivable to a Receivable Subsidiary pursuant to a Qualified Receivables Transaction for the fair market value thereof as determined by the Parent in good faith; including cash or other financial accommodation, such as the provision of letters of credit by such Receivable Subsidiary on behalf of or for the benefit of the transferor of such accounts receivable, in an amount at least equal to 75% of the fair market value thereof as determined by the Parent in good faith (for the purposes of this clause (15), Purchase Money Notes will be deemed to be cash).

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Board of Directors” means:

(1)        with respect to the Parent or any Subsidiary, its board of directors or any duly authorized committee thereof;

(2)        with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and

(3)        with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1)        the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the property and assets of the Parent and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Parent or one of the Parent’s wholly-owned Subsidiaries;

(2)        the adoption of a plan relating to the liquidation or dissolution of the Parent or the Issuer;

(3)        the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the Parent’s Voting Stock, measured by voting power rather than number of shares;

(4)        the merger or consolidation of the Parent with or into another Person or the merger of another Person with or into the Parent or the merger of any Person with or into a Subsidiary of the Parent, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Parent, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person;

(5)        the Parent ceases to own, directly or indirectly, 100% of all outstanding equity interests of the Issuer (except as a result of the merger of the Issuer with and into the Parent); or

(6)        for so long as any of the Existing Notes remain outstanding, the first day on which a majority of the members of the Parent’s Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, the Transactions shall not constitute a Change of Control.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Parent will not be deemed to involve a Change of Control if (a) pursuant to such transaction the Parent becomes a wholly-owned Subsidiary of such holding company and (b) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of the Parent’s Voting Stock immediately prior to such transaction.

“Consolidated Cost Savings” means, for any period, those synergies, operating expense reductions and cost-savings of the Parent and its Restricted Subsidiaries that are reasonably identifiable, factually supportable and projected by the Parent in good faith to be realized following the Issue Date as a result of restructurings, reorganizations, divestitures, cost savings initiatives, production rationalizations and other similar initiatives (collectively, “Initiatives”) (calculated on a pro forma basis as if such synergies, operating expense reductions and cost-savings had been realized on the first day of such period, and net of the amount of actual benefits realized during such period from such Initiatives to the extent already included in Consolidated Net Income for such period); provided that (i) no synergies, operating expense reductions or cost-savings shall be added to Consolidated EBITDA pursuant to clause (e) thereof to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (ii) projected amounts (and not yet realized) (x) may be added (the date on which such amounts are added, the “Initiative Commencement Date”) once actions in respect of such Initiative have been taken or are expected to be taken (in the good faith determination of the Parent) within 12 months and (y) may no longer be added back in calculating Consolidated EBITDA pursuant to clause (e) thereof to the extent occurring more than six full fiscal quarters after the Initiative Commencement Date.

“Consolidated Debt Ratio” means, as of any date of determination, the ratio of (1) the aggregate amount of Debt of the Parent and its Restricted Subsidiaries then outstanding as of such date of determination to (2) Consolidated EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements of the Parent are available, in each case with pro forma and other adjustments to each of Debt and Consolidated EBITDA to reflect any incurrences or repayments of Debt and any acquisitions or dispositions of businesses or assets since the beginning of such four consecutive fiscal quarter period (which pro forma and other adjustments will be determined in good faith by a  responsible financial or accounting officer of the Parent and shall not be required to be made in accordance with Regulation S-X promulgated by the Commission).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (adjusted to exclude all extraordinary or unusual items and any gains or losses on sales of assets outside the ordinary course of business) plus, without duplication and (except with respect to synergies included in Consolidated Cost Savings) to the extent deducted in calculating such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount with respect to Debt, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) Consolidated Cost Savings; provided that with respect to any period, the aggregate amount added back in the calculation of Consolidated EBITDA for such period pursuant to this clause (e) and clause (f) below shall not exceed 20% of Consolidated EBITDA (in each case calculated prior to giving effect to any add-backs pursuant to this clause (e) and clause (f) below), (f) costs and expenses incurred in connection with the implementation of Initiatives; provided that with respect to any period, the aggregate amount added back in the calculation of Consolidated EBITDA for such period pursuant to this clause (f) and clause (e) above shall not exceed 20% of Consolidated EBITDA (in each case calculated prior to giving effect to any add-backs pursuant to this clause (f) and clause (e) above), (g) the sum (without duplication) of all non-recurring fees, costs and expenses incurred by the Parent and its Restricted Subsidiaries, whether before, on or within six months after the Merger Closing Date, in connection with the Transactions during such period; provided that the aggregate amount added back in the calculation of Consolidated EBITDA pursuant to this clause (g) shall not exceed $100,000,000, (h) all payments triggered in respect of the Parent’s non-qualified deferred compensation and post-retirement benefit plans in connection with the Transactions during such period, (i) any other non-cash charges and (j) adjustments and add-backs of the nature set forth in the Offering Memorandum under the section entitled “Summary—Summary historical and pro forma financial data”, minus, (x) any cash payments made during such period in respect of items described in clause (i) above subsequent to the fiscal quarter in which the relevant non-cash charge was reflected as a charge in the statement of Consolidated Net Income and (y) to the extent included in calculating such Consolidated Net Income for such period, any non-cash income (other than amounts accrued in the ordinary course of business under accrual-based revenue recognition procedures in accordance with GAAP).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(i)         the incurrence of any Debt of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) and the repayment of other Debt, other than the incurrence or repayment of Debt in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(ii)        any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Debt) occurred on the first day of the Four Quarter Period.

For purposes of this definition, pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent and shall not be required to be made in accordance with Regulation S-X promulgated under the Securities Act, and such pro forma calculations may also include operating expense reductions for such period resulting from the Asset Sale or Asset Acquisition (as determined in good faith by senior management of the Parent) for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken or are reasonably expected to be taken within six months of the date of such transaction and are supportable and quantifiable and, in each case, including, but not limited to (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(i)         interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Transaction Date;

(ii)        if interest on any Debt actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(iii)       notwithstanding clause (i) or (ii) above, interest on Debt determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Parent and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Parent) in which the Parent or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Subsidiary in the form of dividends or similar distributions and (c) solely for the purposes of Section 4.05, the undistributed earnings of any Restricted Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation or any law applicable to such Restricted Subsidiary.

“Consolidated Net Tangible Assets” means the total amount of the Parent’s consolidated assets after deducting therefrom (i) all current liabilities, excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (ii) unamortized Debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, all as shown on the Parent’s latest audited consolidated financial statements at the time of the determination.

“Continuing Director” means, as of any date of determination, any member of the Parent’s Board of Directors who (i) was a member of such Board of Directors on the first date that the Notes were issued or (ii) was nominated for election or elected to the Parent’s Board of Directors with the approval (for purposes of the Notes) of a majority of the Continuing Directors who were members of the Parent’s Board of Directors at the time of such nomination or election.

“Credit Agreement” means the credit agreements, dated as of June 23, 2015 (as amended, supplemented or otherwise modified from time to time), among the Issuer or the Parent, as applicable, the other borrowers party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other agents and lenders named therein, providing for (i) a revolving credit facility, which, upon the consummation of the Merger on the Merger Closing Date, shall provide for borrowings by the Parent and Olin Canada ULC and will be guaranteed by the Issuer and (ii) a term loan facility, which shall provide for borrowings by the Issuer and, upon the consummation of the Merger on the Merger Closing Date, will be guaranteed by the Parent, together with all related notes, letters of credit, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time including by or pursuant to any agreement or instrument that exchanges, extends, refinances, renews, replaces, substitutes or otherwise restructures the maturity of any indebtedness thereunder, or increases the amount of available borrowings thereunder, or adds Subsidiaries of the Parent as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers, institutional investors or debt holders.

“Debt” means any notes, bonds, debentures, loans or other similar evidences of indebtedness for money borrowed, issued, assumed or guaranteed by the Parent or any Restricted Subsidiary.

“Debt Facility” means one or more debt facilities (including, without limitation, the Credit Agreement and the Sumitomo Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under the original Credit Agreement and the original Sumitomo Credit Agreement or any other credit or other agreement or indenture).

“Designated Non-cash Consideration” means the fair market value as determined in good faith by the Parent of non-cash consideration received by the Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation less the amount of cash or Eligible Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an affiliate of the Parent and other than structured investment vehicles, provided that such Investments have one of the two highest ratings obtainable from either S&P or Moody’s and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds 95% of the assets of which comprise Investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in U.S. dollars, Euros or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Parent.

“Excluded Contributions” means the net cash proceeds received by the Parent after the Issue Date from:

(1)        contributions to its common equity capital, and

(2)        the sale (other than to a Restricted Subsidiary of the Parent or to any Parent management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Redeemable Capital Interests and preferred stock) of the Parent;

provided, however that such net cash proceeds will be designated by the Parent as “Excluded Contributions” in an Officers’ Certificate delivered to the Trustee and the net cash proceeds so designated will be excluded from the calculation set forth in Section 4.05(a)(iii).

“Existing Notes” means the Parent’s (i) 5.50% Senior Notes due 2022 and 6.75% Senior Notes due 2016, (ii) SunBelt Notes due 2012-2017, issued on December 22, 1997 and (iii) Variable-rate 2024 Bonds issued on October 14, 2010, Recovery Zone Bonds issued on December 9, 2010 and Recovery Zone Bonds due 2035 issued on December 27, 2010.

“Guarantee” means, with respect to the Notes, the Guarantee of the Parent or a Subsidiary Guarantor pursuant to the terms of this Indenture.

“Investment” by any Person means any direct or indirect loan, advance, guarantee for the benefit of (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Stock or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or guarantee of the Debt of another Person; and (iii) the purchase or acquisition of the business or assets of another Person substantially as an entirety but shall exclude: (a) accounts receivable and other extensions of trade credit in accordance with the Parent’s customary practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business.

For purposes of Section 4.05 and the definition of “Unrestricted Subsidiary”:

(1)         “Investment” will include the portion (proportionate to the Parent’s equity interest in the Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value as determined by the Parent in good faith of the net assets of such Restricted Subsidiary of the Parent at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Parent’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the fair market value as determined by the Parent in good faith of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated as a Restricted Subsidiary; and

(2)        any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, as determined by the Parent in good faith.

“Moody’s” means Moody’s Investors Services, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Parent or a Restricted Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor or the Issuer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Parent or the Issuer.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of properties or assets (other than securities) that are used or useful in a Permitted Business or a combination of such assets and cash or Eligible Cash Equivalents between the Parent or any of its Restricted Subsidiaries and another Person; provided, however that any cash and Eligible Cash Equivalents must be applied in accordance with Section 4.11.

“Permitted Business” means any business similar in nature to any business conducted by the Parent and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Parent and the Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Parent.

“Permitted Debt” means

(1)        Debt incurred by the Issuer, the Parent or any Subsidiary Guarantor pursuant to any Debt Facilities in an aggregate principal amount at any one time outstanding not to exceed (x) $2,880.0 million minus (y) any amount used to permanently repay such obligations (or permanently reduce commitments with respect thereto) pursuant to Section 4.11;

(2)        Debt under (a) the Notes issued on the Issue Date and any Exchange Notes issued in exchange for such Notes and (b) the 2023 Notes issued on the Issue Date and any exchange notes issued in exchange for such notes;

(3)        Guarantees of the Notes and any Exchange Notes issued in exchange for such Notes and guarantees of the 2023 Notes and any exchange notes issued in exchange for such notes;

(4)        Debt of the Parent or any Restricted Subsidiary outstanding on the Issue Date (other than Debt incurred pursuant to clauses (1), (2) or (3) above) (including the Existing Notes);

(5)        guarantees incurred by the Parent of Debt of a Restricted Subsidiary otherwise permitted to be incurred under this Indenture;

(6)        guarantees by any Restricted Subsidiary of Debt of the Parent or any other Restricted Subsidiary, including guarantees by any Restricted Subsidiary of Debt under the Credit Agreement and the Sumitomo Credit Agreement; provided, however, that (a) such Debt is permitted to be incurred under this Indenture and (b) if the Debt being guaranteed is subordinated in right of payment to the Notes, such guarantees are subordinated to the Notes to the same extent, if any, as the Debt being guaranteed;

(7)        Debt incurred in respect of workers’ compensation claims and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including guarantees thereof) by the Parent or a Restricted Subsidiary in the ordinary course of business;

(8)        Debt under Swap Contracts and Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(9)        Debt owed by the Parent to any Restricted Subsidiary, or by any Restricted Subsidiary to the Parent or to any other Restricted Subsidiary, provided that if for any reason such Debt ceases to be held by the Parent or a Restricted Subsidiary, as applicable, such Debt shall cease to be Permitted Debt under this clause (9) and shall be deemed incurred as Debt of the Parent for purposes of this Indenture;

(10)      Debt of the Parent or a Subsidiary Guarantor pursuant to capital lease obligations, synthetic lease obligations and Purchase Money Debt and any Refinancing Debt that Refinances any Debt incurred pursuant to this clause (10); provided, however that the aggregate principal amount of all Debt incurred under this clause (10) and outstanding at any time may not exceed $100.0 million in the aggregate;

(11)      Debt arising from agreements of the Parent or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary otherwise permitted under this Indenture;

(12)      the issuance by any of the Parent’s Restricted Subsidiaries to the Parent or to any of its Restricted Subsidiaries of shares of Redeemable Capital Interests or preferred stock; provided, however, that:

             (a)       any subsequent issuance or transfer of Capital Stock that results in any such Redeemable Capital Interests being held by a Person other than the Parent or a Restricted Subsidiary; and

             (b)      any sale or other transfer of any such Redeemable Capital Interests to a Person that is not either the Parent or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an issuance of such Redeemable Capital Interests by such Restricted Subsidiary that was not permitted by this clause (12);

(13)      Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five business days of incurrence;

(14)      Debt of the Parent or a Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $150.0 million at any time outstanding;

(15)      Purchase Money Notes incurred by any Receivable Subsidiary that is a Restricted Subsidiary in a Qualified Receivables Transaction and Non-Recourse Receivable Subsidiary Indebtedness;  provided, however that the aggregate amounts incurred and outstanding under all Qualified Receivables Transactions shall not exceed $250.0 million;

(16)      Debt of Foreign Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(17)      (x) Debt of the Parent, the Issuer or any Subsidiary Guarantor incurred or issued to finance an acquisition or (y) Acquired Debt; provided, however, that after giving pro forma effect to such acquisition, merger or consolidation, and the incurrence of such Debt (including pro forma application of the proceeds thereof), either:

                                             (a)       the Parent would be permitted to incur at least $1.00 of additional Coverage Debt pursuant to Section 4.06(a);

                                             (b)      the Consolidated Fixed Charge Coverage Ratio of the Parent and its Restricted Subsidiaries would not be lower than such ratio immediately prior to such acquisition, merger or consolidation; or

             (c)       such Debt constitutes Acquired Debt (other than Debt incurred in contemplation of the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Parent or a Restricted Subsidiary); provided that the only obligors with respect to such Debt shall be those Persons who were obligors of such Debt prior to such acquisition, merger or consolidation; and

(18)      Refinancing Debt that Refinances Coverage Debt or Debt incurred pursuant to clauses (2), (4), (17) or this clause (18) of this definition of “Permitted Debt.”

“Permitted Investments” means:

(1)        Investments in existence on the Issue Date;

(2)        Investments required pursuant to any agreement or obligation of the Parent or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

(3)        Investments in cash and Eligible Cash Equivalents;

(4)        Investments in property and other assets, owned or used by the Parent or any Restricted Subsidiary in the normal course of business;

(5)        Investments by the Parent or any of its Restricted Subsidiaries in the Parent or any Restricted Subsidiary;

(6)        Investments by the Parent or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Parent or a Restricted Subsidiary;

(7)        Swap Contracts and Hedging Obligations;

(8)        receivables owing to the Parent or any of its Restricted Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(9)        Investments received in settlement of obligations owed to the Parent or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Parent or any Restricted Subsidiary;

(10)      Investments by the Parent or any Restricted Subsidiary not otherwise permitted under this definition, in an aggregate amount not to exceed the greater of (i) $250.0 million and (ii) 5% of Consolidated Net Tangible Assets at any one time outstanding;

(11)      loans and advances to officers, directors and employees of the Parent and Restricted Subsidiaries in an aggregate amount not to exceed $10.0 million in the aggregate at any one time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(12)      Investments the payment for which consists solely of Capital Stock of the Parent;

(13)      any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.11 or any other disposition of property not constituting an Asset Sale;

(14)      payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

(15)      guarantees by the Parent or any Restricted Subsidiary of Debt of the Parent or a Restricted Subsidiary (other than a Receivables Subsidiary) of Debt otherwise permitted by Section 4.06;

(16)      any Investment by the Parent or any Restricted Subsidiary in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivable Subsidiary is in the form of a Purchase Money Note or an Investment in Capital Stock; and

(17)      other Investments in any Person that is a joint venture engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value as determined by the Parent in good faith (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (q) since the Issue Date and existing at the time of the Investment, which is the subject of the determination, was made, not to exceed the greater of (i) $125 million and (ii) 2.5% of Consolidated Net Tangible Assets.

“Principal Property” means any of the Parent’s properties or plants or the properties or plants of any Restricted Subsidiary primarily used for the manufacture of products and located within the United States or its territories or possessions, except any such property or plant which the Board of Directors of the Parent by resolution declares is not of material importance to the total business conducted by the Parent and its Subsidiaries as an entirety.

“Purchase Money Note” means a promissory note of a Receivable Subsidiary issued to the Parent or any Restricted Subsidiary, to pay all or a portion of the purchase price of receivables and assets related thereto described in the definition of “Qualified Receivables Transaction” that are purchased in connection with a Qualified Receivables Transaction. The repayment of a Purchase Money Note may be subordinated to the repayment of other liabilities of the Receivable Subsidiary on terms determined in good faith by the Parent to be substantially consistent with market practice in connection with Qualified Receivables Transactions.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Parent or any of its Restricted Subsidiaries pursuant to which the Parent or such Restricted Subsidiary transfers to (1) a Receivable Subsidiary (in the case of a transfer by the Parent or any of its Restricted Subsidiaries) or (2) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Parent or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the Parent at the time the Parent or such Restricted Subsidiary enters into such transaction.

“Receivable Subsidiary” means a Subsidiary of the Parent (other than the Issuer):

(1)        that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of the Parent and/or its Restricted Subsidiaries, including providing letters of credit on behalf of or for the benefit of the Parent and/or its Restricted Subsidiaries;

(2)        that is designated by the Board of Directors of the Parent as a Receivable Subsidiary pursuant to an Officers’ Certificate that is delivered to the Trustee;

(3)        that is either (a) a Restricted Subsidiary or (b) an Unrestricted Subsidiary designated in accordance with the definition of “Unrestricted Subsidiary”;

(4)        no portion of the Debt or any other obligation (contingent or otherwise) of which (a) is at any time guaranteed by the Parent or any Restricted Subsidiary (excluding guarantees of obligations (other than any guarantee of Debt) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates the Parent or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Parent or any other Restricted Subsidiary of the Parent, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Debt, “Non-Recourse Receivable Subsidiary Indebtedness”);

(5)        with which neither the Parent nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and understandings entered into in connection with a Qualified Receivables Transaction, (b) fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Parent and (c) any Purchase Money Note issued by such Receivable Subsidiary to the Parent or a Restricted Subsidiary or any letters of credit provided by such Receivable Subsidiary on behalf of or for the benefit of the Parent or any Restricted Subsidiary; and

(6)        with respect to which neither the Parent nor any other Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Capital Stock therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables Transaction or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Parent to repurchase such equity security upon the occurrence of a Change of Control or an Asset Sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Parent may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with Section 4.05. The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Refinancing Debt” means Debt that Refinances any Debt incurred by the Parent or any Restricted Subsidiary pursuant to the terms of this Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that

(1)        if the Debt being refinanced is subordinated in right of payment to the Notes, the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being Refinanced if such Debt was subordinated to the Notes,

(2)        the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being Refinanced or (b) at least 91 days after the maturity date of the Notes,

(3)        the Refinancing Debt has an Average Life at the time such Refinancing Debt is incurred that is equal to or greater than the Average Life of the Debt being Refinanced,

(4)        such Refinancing Debt is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) with respect to the Debt being Refinanced, and

(5)        Refinancing Debt shall not include Debt of a Non-Guarantor Subsidiary that refinances Debt of the Parent, the Issuer or a Subsidiary Guarantor.

“Restricted Payment” is defined to mean any of the following:

(1)        any dividend or other distribution declared and paid on the Capital Stock in the Parent or on the Capital Stock in any Restricted Subsidiary of the Parent that are held by, or declared and paid to, any Person other than the Parent or a Restricted Subsidiary of the Parent (other than (i) dividends, distributions or payments made solely in Qualified Capital Interests in the Parent and (ii) dividends or distributions payable to the Parent or a Restricted Subsidiary of the Parent or to other holders of Capital Stock of a Restricted Subsidiary on a pro rata basis);

(2)        any payment (including, without limitation, in connection with a merger, consolidation or amalgamation) made by the Parent or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Stock in the Parent (including the conversion into, or exchange for, Debt, of any Capital Stock) other than any such Capital Stock owned by the Parent or any Restricted Subsidiary (other than a payment made solely in Qualified Capital Interests in the Parent);

(3)        any payment made by the Parent or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Parent) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Parent or any Subsidiary Guarantor that is subordinate in right of payment to the Notes or Guarantees (excluding any Debt owed to the Parent or any Restricted Subsidiary); except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof;

(4)        any Investment by the Parent or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

(5)        any designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Parent (including the Issuer) other than an Unrestricted Subsidiary.

“Significant Subsidiary” means any Restricted Subsidiary of the Parent that constitutes a “significant subsidiary” within the meaning set forth in Rule 1-02 of Regulation S-X promulgated by the Commission.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction as determined in good faith by the Parent, including guarantees by the Parent or any Restricted Subsidiary of any of the foregoing obligations of the Parent or a Restricted Subsidiary.

“Subsidiary” of any Person means any corporation, association or other business entity of which more than 50%, by number of votes, of the Voting Stock is at the time directly or indirectly owned by such Person.  Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Parent, including the Issuer.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Parent that executes a supplemental indenture, including in the form set forth in Exhibit C hereto providing its Guarantee pursuant to the terms of this Indenture after the Issue Date.

“Sumitomo Credit Agreement” means the credit agreement, dated as of August 25, 2015 (as amended, supplemented or otherwise modified from time to time), among the Issuer, the Parent and the agents and lenders named therein, providing for a term loan facility, which shall provide for borrowings by the Parent, together with all related notes, letters of credit, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time including by or pursuant to any agreement or instrument that exchanges, extends, refinances, renews, replaces, substitutes or otherwise restructures the maturity of any indebtedness thereunder, or increases the amount of available borrowings thereunder, or adds Subsidiaries of the Parent as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers, institutional investors or debt holders.

“Unrestricted Subsidiary” means:

(1)        any direct or indirect Subsidiary of the Parent (other than the Issuer) which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Parent, as provided below) and

(2)        any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Parent may designate any direct or indirect Subsidiary of the Parent (including any existing Subsidiary and any newly-acquired or newly-formed direct or indirect Subsidiary) (other than the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Debt of, or owns or holds any Lien on, any property of, the Parent or any  Subsidiary of the Parent (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a)        any Unrestricted Subsidiary must be an entity of which the Capital Stock entitled to cast at least a majority of the votes that may be cast by all Capital Stock having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Parent,

(b)        such designation complies with Section 4.05 and

(c)        each of

                                             (1)       the Subsidiary to be so designated and

                                             (2)       its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Debt pursuant to which the lender has recourse to any of the assets of the Parent or any Restricted Subsidiary.

The Board of Directors of the Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either:

                                             (1)       the Parent could incur at least $1.00 of additional Debt pursuant to the Consolidated Fixed Charge Coverage Ratio test described under Section 4.06 or

             (2)       the Consolidated Fixed Charge Coverage Ratio for the Parent and the Restricted Subsidiaries on a consolidated basis would be greater than or equal to such ratio for the Parent and the Restricted Subsidiaries on a consolidated basis immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Board of Directors of the Parent shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of a resolution of the board of directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

1.02.        Section 1.02 “Other Definitions” is hereby amended by adding to the table in its appropriate alphabetical order the term “Successor Guarantor,” which is defined in Section 5.01(c).

1.03.        Section 1.04 “Incorporation by Reference of Trust Indenture Act,” Section 1.05 “Acts of Holders,” Section 2.01 “Form and Dating; Terms,” Section 4.02 “Maintenance of Office or Agency,” Section 7.07 “Compensation and Indemnity,” Section 9.06 “Trustee to Sign Amendments, etc.,” Section 10.02 “Application of Trust Money” and Section 2.3 “Definitive Notes” of Appendix A and Section 9 “Defaults and Remedies” of the Notes are hereby amended by inserting “, the Parent” before each reference to “and the Subsidiary Guarantors”, “or the Subsidiary Guarantors”, “or any Subsidiary Guarantor”, “the Subsidiary Guarantors”, “each Subsidiary Guarantor” and “and any Subsidiary Guarantor” therein.

1.04.        The following sections in Article 4 “Covenants” are hereby amended and restated in their entirety as follows:

ARTICLE 4

COVENANTS

Section 4.03          Provision of Financial Information.

Whether or not required by the Commission, so long as any Notes are outstanding, the Parent will furnish to the Holders, or file electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods specified in the Commission’s rules and regulations:

(1)        all quarterly and annual financial information that would be required to be contained in a filing by the Parent with the Commission on Forms 10-Q and 10-K if the Parent were required to file such Forms, including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to the annual information only, a report on the annual financial statements by the Parent’s certified independent accountants; and

(2)        all current reports that would be required to be filed by the Parent with the Commission on Form 8-K if the Parent were required to file such reports.

In addition, whether or not required by the Commission, the Parent will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors. In addition, the Parent has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders of such Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee shall have no responsibility or liability for the filing, content or timeliness of any such report, information or document other than the report of the Trustee specifically required hereunder.

Section 4.04          Compliance Certificate.

(a)        The Issuer will deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Parent and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer, the Parent and each Subsidiary Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Issuer, the Parent and each Subsidiary Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer, the Parent and each Subsidiary Guarantor are taking or propose to take with respect thereto).

(b)        When any Default has occurred and is continuing under this Indenture, the Issuer will promptly send to the Trustee an Officers’ Certificate specifying such event, its status and what action the Issuer is taking or proposes to take with respect thereof.

Section 4.05          Limitation on Restricted Payments.

(a)        The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

                                             (i)        no Default shall have occurred and be continuing or will occur as a consequence thereof;

                                             (ii)       after giving effect to such Restricted Payment on a pro forma basis, the Parent would be permitted to incur at least $1.00 of Coverage Debt under Section 4.06(a); and

             (iii)      after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount of all Restricted Payments made after the Issue Date (excluding (x) Restricted Payments permitted by clauses (2) through (8) of Section 4.05(b) and (y) Restricted Payments permitted by clause (9) of Section 4.05(b) to the extent that the amount available for Restricted Payments under this clause (iii) would be reduced to less than zero as a result of payments made under such clause (9)), shall not exceed the sum (without duplication) of

                (A)       50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Parent accrued on a cumulative basis during the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, plus

                (B)       100% of the aggregate net proceeds (including the fair market value of property other than cash as determined by the Parent in good faith) received by the Parent subsequent to the initial issuance of the Notes either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt, Redeemable Capital Interests or preferred stock of the Parent, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Capital Stock or Debt sold to a Subsidiary of the Parent and other than Excluded Contributions), plus

                (C)        to the extent that any Investment (other than Permitted Investments or Investments in Unrestricted Subsidiaries) that was made on or after the Issue Date is sold for cash or otherwise disposed of, liquidated, redeemed, repurchased or repaid for cash or other assets, or to the extent that the Parent otherwise realizes any proceeds on the sale of such Investment or proceeds representing the return of capital on such Investment, the lesser of (i) the initial amount of such Investment, or (ii) to the extent not otherwise included in the calculation of Consolidated Net Income of the Parent for such period, the net cash return of capital or net fair market value of return of capital as determined by the Parent in good faith with respect to such Investment, less the cost of any such disposition or liquidation, plus

                (D)        to the extent that any Unrestricted Subsidiary of the Parent designated as such on or after the Issue Date is redesignated as a Restricted Subsidiary, the lesser of (i) the fair market value of the Parent’s Investment in such Subsidiary as of the date of such redesignation as determined by the Parent in good faith or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

                                                        (E)        $150.0 million.

(b)        The provisions of Section 4.05(a) will not prohibit:

             (1)       the payment of any dividend on Capital Stock in the Parent or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment was permitted by the provisions of  Section 4.05;

            (2)        the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Qualified Capital Interests of the Parent by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Parent) of other Qualified Capital Interests of the Parent;

             (3)       the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Parent or a Subsidiary Guarantor that is subordinate in right of payment to the Notes or the applicable Guarantee out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Parent) of (x) new subordinated Debt of the Parent or such Subsidiary Guarantor, as the case may be, incurred in accordance with this Indenture or (y) of Qualified Capital Interests of the Parent;

             (4)       the purchase, redemption, retirement or other acquisition for value of Capital Stock of the Parent held by employees or former employees of the Parent or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement under which such Capital Stock was issued; provided, however, that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Stock does not exceed $5.0 million in any calendar year; provided further, however, that any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of repurchases made pursuant to this clause (iv) not to exceed $10.0 million in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Parent or any of its Restricted Subsidiaries from the sale of Qualified Capital Interests of the Parent to employees of the Parent and its Restricted Subsidiaries that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (iii) of Section 4.05(a); plus (B) the cash proceeds of key man life insurance policies received by the Parent and its Restricted Subsidiaries after the Issue Date (provided, however, that the Parent may elect to apply all or any portion of the aggregate increase contemplated by the proviso of this clause (4) in any calendar year);

             (5)       repurchase of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities;

             (6)       cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Stock of the Parent or a Restricted Subsidiary;

             (7)       the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Parent or any Restricted Subsidiary issued or incurred in compliance with Section 4.06;

             (8)       upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those described under Section 4.10 and Section 4.11 at a purchase price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the Notes (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided, however, that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Issuer has made an Offer to Purchase with respect to the applicable Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

             (9)       to the extent no Default in any payment in respect of principal or interest under the Notes or Event of Default has occurred and is continuing or will occur as a consequence thereof, the payment of regular cash quarterly dividends on the Parent’s common stock; provided, however, that in no event shall the amount of dividends paid in any calendar year under this clause (9) exceed $200.0 million;

             (10)     Restricted Payments that are made with Excluded Contributions;

             (11)     to the extent no Default in any payment in respect of principal or interest under the Notes or an Event of Default has occurred and is continuing or will occur as a consequence thereof, other Restricted Payments not in excess of $50.0 million in the aggregate;

             (12)     to the extent no Default in any payment in respect of principal or interest under the Notes or an Event of Default has occurred and is continuing or will occur as a consequence thereof, any Restricted Payment so long as on the date of such Restricted Payment, after giving pro forma effect thereto and to any related transactions as if the same had occurred at the beginning of the Parent’s most recent four consecutive fiscal quarters for which internal financial statements of the Parent are available, the Consolidated Debt Ratio would not exceed 2.50 to 1.00; and

             (13)     any Restricted Payment made in connection with the Transactions.

(c)        If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (iii) of Section 4.05(a), in each case to the extent such Investments would otherwise be so counted.

(d)        For purposes of this Section 4.05, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment as determined by the Parent in good faith.

Section 4.06           Limitation on Debt.

(a)        The Parent will not, and will not permit any of its Restricted Subsidiaries to incur any Debt (including Acquired Debt); provided, however, that the Parent, the Issuer and any Restricted Subsidiary may incur Debt (including Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the receipt and application of the proceeds therefrom:

             (1)       the Consolidated Fixed Charge Coverage Ratio of the Parent and its Restricted Subsidiaries would be greater than 2.00 to 1.00; and

             (2)            no Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Debt (any Debt incurred pursuant to this provision being herein referred to as “Coverage Debt”); provided, however, that the amount of Debt (other than Acquired Debt) that may be incurred or issued pursuant to the foregoing by Non-Guarantor Subsidiaries shall not exceed $100.0 million at any one time outstanding.

(b)        Notwithstanding Section 4.06(a), the Parent and its Restricted Subsidiaries may incur Permitted Debt.

(c)        For purposes of determining any particular amount of Debt under this Section 4.06:

             (1)       Debt outstanding under the Credit Agreement and the Sumitomo Credit Agreement on the Issue Date will at all times be treated as incurred pursuant to clause (1) of the definition of Permitted Debt and shall not be permitted to be reclassified and

             (2)       guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount will not be included.

(d)        Except as provided above, for purposes of determining compliance with this Section 4.06, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including any Coverage Debt and any category of Permitted Debt, the Parent, in its sole discretion, shall classify, and from time to time may reclassify, all or any portion of such item of Debt.

(e)        For purposes of determining compliance of any non-U.S. dollar-denominated Debt with this Section 4.06, the amount outstanding under U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall at all times be calculated based on the relevant currency exchange rate in effect on the date such Debt was incurred, in the case of any term Debt, or first committed, in the cases of any revolving credit Debt; provided, however, that if such Debt is incurred to Refinance other Debt denominated in the same or different currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Debt does not exceed the principal amount of such indebtedness being Refinanced.

(f)         The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Debt in the form of additional Debt or payment of dividends on Capital Stock in the forms of additional shares of Capital Stock with the same terms will not be deemed to be an incurrence of Debt or issuance of Capital Stock for purposes of this Section 4.06.

Section 4.07          Limitation on Liens.

(a)        The Parent will not, nor will the Parent permit any Restricted Subsidiary to, issue, assume or guarantee any Debt secured by a Lien upon any Principal Property or upon any shares of stock of any Restricted Subsidiary without effectively providing that the Notes and the Guarantees, together with, if the Parent so determines, any other indebtedness or obligation then existing or thereafter created, ranking equally in right of payment with the Notes or the Guarantees, shall be secured equally and ratably with, or, at the Parent’s option, prior to, such Debt so long as such Debt shall be so secured, except that this restriction will not apply to:

             (1)       Liens existing on the Issue Date;

             (2)       Liens affecting property of a Person existing at the time it becomes a Restricted Subsidiary or at the time it is merged into or consolidated with the Parent or a Restricted Subsidiary;

             (3)       Liens:

    (i)         on property existing at the time of acquisition thereof,

     (ii)        to secure payment of all or part of the purchase price thereof,

    (iii)       to secure Debt incurred prior to, at the time of or within 12 months after such acquisition for the purpose of financing all or part of the purchase price thereof, or

                                                        (iv)       assumed or incurred in connection with the acquisition of property;

(4)        Liens on property to secure all or part of the cost of repairing, altering, constructing, improving, exploring, drilling or developing such property, or to secure Debt incurred to provide funds for such purpose;

(5)        Liens in connection with non-recourse Debt;

            (6)        Liens on current assets or other personal property, other than shares of stock of Subsidiaries, to secure loans maturing not more than one year from the date of the creation thereof or to secure any renewal thereof for not more than one year at any one time;

             (7)        Liens which secure indebtedness owing by a Restricted Subsidiary to the Parent or another Restricted Subsidiary of the Parent;

             (8)        Liens on property of any Restricted Subsidiary principally engaged in a financing or leasing business; and

             (9)       any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any Lien referred to in the foregoing or of any Debt secured thereby; provided that the principal amount of Debt secured thereby shall not, with respect to Liens referred to in clauses (1) through (4) above, exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced, plus improvements on such property.

(b)        Notwithstanding 4.07(a), the Parent and any one or more of its Restricted Subsidiaries may, without securing the Notes and the Guarantees, issue, assume or guarantee Debt secured by Liens which would not be permitted by Section 4.07(a) in an aggregate amount which, together with:

             (1)      the aggregate principal amount of all of the Parent’s other Debt and Debt of its Restricted Subsidiaries secured by a Lien upon any Principal Property or upon any shares of stock of any Restricted Subsidiary that would not be permitted to be secured by Liens under Section 4.07(a); and

             (2)       the Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions in which the property involved would have been permitted to be secured under Section 4.07(a) or the proceeds of which have been applied in accordance with Section 4.08(a)(2) to the retirement of long-term indebtedness);

does not at the time exceed 10% of Consolidated Net Tangible Assets.

(c)        For purposes of this Section 4.07 and Section 4.08, the sale or other transfer of any interest in property of the character commonly referred to as a “production payment,” is not considered Debt secured by a Lien.

Section 4.08          Limitation on Sale and Lease-Back Transactions.

(a)        The Parent will not, nor will the Parent permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Parent or any Restricted Subsidiary of any Principal Property, except for (x) temporary leases for terms of not more than three years, (y) leasing arrangements between the Parent and a Subsidiary or (z) leasing arrangements between Subsidiaries, title to which property has been or is to be sold or transferred by the Parent or such Restricted Subsidiary to such Person (such transaction, a “Sale and Lease-Back Transaction”), unless the proceeds of any such sale are at least equal to the fair value, as determined by the Board of Directors of the Parent, of such property and either:

            (1)   the Parent or such Restricted Subsidiary would be permitted under Section 4.07(a) to secure Debt by a Lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction without equally and ratably securing the Notes pursuant to Section 4.07; or

            (2)        the Parent applies an amount equal to the fair value of the property so leased to the retirement, within 90 days of the effective date of any such Sale and Lease-Back Transaction, of the Issuer’s or the Parent’s long-term indebtedness which ranks senior or equal to the Notes or the related Guarantee (other than indebtedness held by the Parent or any of its Subsidiaries).

For the avoidance of doubt, Sale and Lease-Back Transactions do not include arrangements with governmental bodies entered into for the purpose of financing the purchase price or the cost of constructing or improving the property subject thereto.

(b)        Notwithstanding the provisions of Section 4.08(a), the Parent or any of its Restricted Subsidiaries may enter into any Sale and Lease-Back Transaction which would not be permitted under Section 4.08(a) if the amount of the Attributable Debt in respect of such Sale and Lease-Back Transaction, together with:

(1)        all of the Parent’s Debt and Debt of its Restricted Subsidiaries secured by a Lien on Principal Property or shares of stock of any Restricted Subsidiary and not permitted under Section 4.07(a); and

            (2)        all other Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions in which the property involved would have been permitted to have a Lien in accordance with Section 4.07(a) or the proceeds of which have been applied in accordance with Section 4.08(a)(2) to the retirement of long-term indebtedness);

does not at the time exceed 10% of Consolidated Net Tangible Assets.

Section 4.09          Future Guarantors.

(a)        After the Issue Date, the Parent will cause each Restricted Subsidiary of the Parent (other than the Issuer) that guarantees (i) the Credit Agreement or (ii) any Material Capital Markets Debt issued by the Parent, the Issuer or any Subsidiary Guarantor to, within 45 days of the incurrence of such guarantee, execute and deliver to the Trustee a supplemental indenture to this Indenture, which may be  in the form of Exhibit C hereto pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the same terms and conditions as those set forth in this Indenture.

(b)        Each Guarantee of a Subsidiary Guarantor shall be released in accordance with the provisions of Section 11.06.

(c)        Any Subsidiary Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all obligations that are guaranteed under this Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Section 4.11           Limitation on Asset Sales.

(a)        The Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)        the Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Capital Stock issued or sold or otherwise disposed of as determined by the Parent in good faith; and

(2)        except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Parent or such Restricted Subsidiary is in the form of cash or Eligible  Cash Equivalents.

For the purposes of this Section 4.11(a), the following will be deemed to be cash:

           (i)          any liabilities, as shown on the most recent consolidated balance sheet of the Parent or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Parent or such Restricted Subsidiary from further liability;

            (ii)        any securities, notes or other obligations received by the Parent or any such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion; and

            (iii)       any Designated Non-cash Consideration received by the Parent or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value as determined by the Parent in good faith, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed $50.0 million at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b)        Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Parent (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

            (A)      to permanently repay (a) Debt under the Credit Agreement and, if the obligation repaid is revolving credit Debt, to correspondingly reduce commitments with respect thereto and/or (b) other unsecured Debt ranking pari passu in right of payment with the Notes or the Parent’s Guarantee of the Notes (provided that if the Parent shall so reduce obligations under such other unsecured Debt, other than the Notes, the Parent will (x) equally and ratably reduce obligations under the Notes under any applicable optional redemption provisions or by open market purchases or (y) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes);

            (B)       to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Parent;

             (C)      to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets;

             (D)      to acquire other assets (other than inventory) that are used or useful in a Permitted Business;

             (E)      to repay or repurchase Debt secured by the assets of the Parent or any Restricted Subsidiaries; or

             (F)      any combination of the foregoing.

(c)        Any Net Cash Proceeds from Asset Sales that are not applied, invested or subject to an offer to repurchase as provided in Section 4.11(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds with respect to the Notes exceeds $50.0 million, the Issuer will, within 30 days, make an offer to purchase to all Holders of such Notes (an “Asset Sale Offer”), and to all holders of other Debt containing provisions similar to those set forth in this Indenture with respect to assets sales (including, without limitation, the 2023 Notes), to purchase the maximum aggregate principal amount of such Notes and such other Debt that may be purchased out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer in respect of such Notes, the Issuer may use those funds for any purpose not otherwise prohibited by this Indenture and they will no longer constitute Excess Proceeds. If the aggregate principal amount of Notes and other Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated between such Notes and such other Debt based on the principal amount (or accreted value, if applicable) of such Notes and such other Debt tendered and the Trustee will select the Notes to be purchased on a pro rata basis among all such Notes tendered (subject to DTC procedures). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d)       The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of any Notes as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale Offer provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale Offer provisions of the Notes by virtue of such conflict.

Section 4.12           Effectiveness of Covenants.

(a)        Following the first day (such date, the “Termination Date”):

             (1)       the Notes have a rating of Investment Grade from both S&P and Moody’s and

             (2)       no Default has occurred and is continuing under this Indenture, the Issuer, the Parent and its Restricted Subsidiaries shall no longer be subject to the provisions of Sections 4.05, 4.06, 4.09 and 4.11.

(b)        In the event that the Notes’ credit rating is downgraded from Investment Grade by any Rating Agency, the provisions of Sections 4.05, 4.06, 4.09 and 4.11 will not thereafter be reinstated.

(c)        Promptly following the Termination Date, the Issuer shall provide an Officers’ Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a Termination Date has occurred or notify the Holders of the Termination Date. The Trustee may provide a copy of such Officers’ Certificate to any Holder upon request.

1.05         Article 5 “Successors” is hereby amended and restated in its entirety as follows:

ARTICLE 5

SUCCESSORS

Section 5.01           Consolidation, Merger, Conveyance, Transfer or Lease

(a)        The Issuer will not merge or consolidate with any other Person or sell or convey all or substantially all of its assets to any Person, unless:

             (1)       the successor Person (if other than the Issuer) (the “Successor Issuer”) shall be a corporation organized under the laws of the United States or any state thereof and shall expressly assume (a) the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions under this Indenture to be performed or observed by the Issuer, by supplemental indenture satisfactory in form to the Trustee, executed and delivered to the Trustee by such Person and (b) all obligations of the Issuer under the Registration Rights Agreement, by a written instrument satisfactory in form to the parties thereto, executed and delivered to such parties by such Person;

             (2)       the Successor Issuer shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition;

             (3)       the Parent and each Subsidiary Guarantor (unless the Parent or such Subsidiary Guarantor is the other party to the transactions described above, in which case the preceding clause (1) shall apply) shall have by supplemental indenture confirmed that the applicable Guarantee shall apply to such Successor Issuer’s obligations under this Indenture and the Notes and shall have by written agreement confirmed that its obligations under the Registration Rights Agreement shall continue to be in effect; and

             (4)       the Issuer shall have provided the Trustee with an Opinion of Counsel and Officers’ Certificate each stating that such merger or consolidation, or such sale or conveyance, and such supplemental indenture, if any, comply with this Indenture.

(b)        Subject to the limitations set forth in this Indenture, the Successor Issuer will succeed to, and be substituted for, the Issuer under this Indenture, the Notes and the Registration Rights Agreement.

(c)        the Parent will not merge or consolidate with any other Person or sell or convey all or substantially all of its assets to any Person, unless:

             (1)       the successor Person (if other than the Parent) (the “Successor Guarantor”) shall be a corporation organized under the laws of the United States or any state thereof and shall expressly assume by supplemental indenture satisfactory in form to the Trustee, executed and delivered to the Trustee by such Person all the obligations of the Parent under the Guarantee, this Indenture and the Registration Rights Agreement;

             (2)       the Successor Guarantor shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition; and

             (3)       the Successor Guarantor shall have provided the Trustee with an Opinion of Counsel and Officers’ Certificate each stating that such merger or consolidation, or such sale or conveyance, and such supplemental indenture, if any, comply with this Indenture.

(d)       The Parent will not permit any Subsidiary Guarantor to merge or consolidate with any other Person or sell or convey all or substantially all of its assets to any Person, unless:

             (1)       (A)      the successor Person (if other than the Parent, the Issuer or such Subsidiary Guarantor) (the “Successor Subsidiary Guarantor”) shall expressly assume by supplemental indenture satisfactory in form to the Trustee, executed and delivered to the Trustee by such Person all the obligations of such Subsidiary Guarantor under the applicable Guarantee and this Indenture;

             (B)        the Successor Subsidiary Guarantor shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition; and

             (C)        the Successor Subsidiary Guarantor shall have provided the Trustee with an Opinion of Counsel and Officers’ Certificate confirming compliance with this Indenture; or

             (2)        the merger, consolidation, sale or conveyance complies with Section 4.11.

(e)        Notwithstanding anything in the foregoing provisions of this Section 5.01 to the contrary, this Section 5.01 shall not apply to the transactions contemplated by the Separation Agreement or by the Merger Agreement.

Section 5.02          Successor Entity Substituted.

Upon any merger, consolidation or sale or conveyance of all or substantially all of the assets of the Parent, any Subsidiary Guarantor or the Issuer, as the case may be, in accordance with Section 5.01, the Parent, such Subsidiary Guarantor or the Issuer, as the case may be, will be released from its obligations under this Indenture, the Notes, the Guarantees and the Registration Rights Agreement, as applicable, and the Successor Issuer, the Successor Guarantor or the Successor Subsidiary Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Parent, such Subsidiary Guarantor or the Issuer, as the case may be, under this Indenture, the Notes, the Registration Rights Agreement and the Guarantees, as applicable.

1.06        Section 6.01 “Events of Default” is hereby amended and restated in its entirety as follows:

Section 6.01          Events of Default.

Each of the following is an “Event of Default”:

    (1)        default in the payment in respect of the principal of, or premium, if any, on any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration,  optional redemption or otherwise);

            (2)        default in the payment of any interest (including Additional Interest (as required by the Registration Rights Agreement)) upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

            (3)        default in the performance, or breach, of any covenant or agreement of the Parent or any Restricted Subsidiary in this Indenture (other than a covenant or agreement a default in which performance or which breach is specifically dealt with in clauses (1) or (2) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes (provided that, and without limiting the foregoing in this clause (3), in the case of a default or breach of any covenant or agreement described under Section 4.03, no Event of Default shall occur (and any such default or breach shall be deemed to not have occurred for all purposes under this Indenture) with respect to any failure to furnish or file any information or report required thereunder if the Parent files or furnishes such information or report within 120 days after the Parent was required (or would have been required) to file the same pursuant to the Commission’s rules and regulations);

            (4)        the applicable Guarantee ceases to be in full force and effect (except as contemplated by this Indenture) or is declared null and void in a judicial proceeding or the Parent or a Subsidiary Guarantor denies in writing or disaffirms in writing its obligations under this Indenture or Guarantee, other than by reason of the termination of this Indenture or the release of such Guarantee in accordance with the terms of this Indenture;

            (5)        the Parent or a Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Parent or a Significant Subsidiary or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take corporate action for the purpose of effecting any of the foregoing; or

            (6)        the entry of an order or decree by a court having competent jurisdiction in the premises for (i) relief in respect of the Parent or a Significant Subsidiary or a substantial part of the property of the Parent or a Significant Subsidiary, under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Parent or a Significant Subsidiary or for a substantial part of the property of the Parent or a Significant Subsidiary or (iii) the winding-up or liquidation of the Parent or a Significant Subsidiary; and such order or decree shall continue unstayed and in effect for 60 days.

1.07         Section 6.02 “Acceleration” is hereby amended and restated in its entirety as follows:

Section 6.02          Acceleration.

(a)        If an Event of Default (other than an Event of Default described in clauses (5) and (6) of Section 6.01) with respect to the Parent or the Issuer occurs and is continuing, then and in every such case, unless the principal of all the Notes have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be due and payable immediately by a notice in writing to the Issuer (and to the Trustee if given by such Holders).  Upon such declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable.

(b)        If, at any time after the principal amount of the Notes shall have been so declared to be immediately due and payable, and before any judgment or decree for the payment of the moneys due on account of such declaration shall have been obtained or entered, all defaults under this Indenture, other than the nonpayment of principal of or premium, if any, or accrued interest on the Notes which shall have become due by acceleration shall have been remedied—then and in every such case the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and to the Trustee, may waive all defaults and rescind and annul such declaration and its consequences; but no such waiver or rescission and annulment shall extend or shall, affect any subsequent default, or shall impair any right consequent thereon.

(c)        The Trustee may withhold from Holders notice of any Default (except any Default in the payment of principal of, premium, if any, or interest on the Notes) if the Trustee determines that withholding notice is in the interests of such Holders to do so.

(d)        In case an Event of Default described in clauses (5) or (6) of Section 6.01 with respect to the Parent or the Issuer occurs, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the then outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

1.08         Section 6.09 “Restoration of Rights and Remedies” is hereby amended as follows:

(i)         Before the reference to “the Subsidiary Guarantors”, “the Parent,” is inserted.

1.09         Section 6.12 “Trustee May File Proofs of Claim” is hereby amended as follows:

(i)            Before the reference to “the Subsidiary Guarantors”, “the Parent and” is added.

1.10         Section 6.13 “Priorities” is hereby amended as follows:

(i)         Before the reference to “a Subsidiary Guarantor” in Section 6.13(3), “the Parent or” is added.

1.11         Section 7.02 “Rights of Trustee” is hereby amended as follows:

(i)         After each reference to “the Issuer “ in Section 7.02(e), “, the Parent” is added.

1.12        Section 8.02 “Defeasance and Discharge” is hereby amended and restated in its entirety as follows:

Section 8.02           Defeasance and Discharge.

(a)        Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, the Parent and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to the Indenture, all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Defeasance”).  For this purpose, Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) through (5) below, and to have satisfied all of its other obligations under such Notes and this Indenture, including that of the Parent and the Subsidiary Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

            (1)        the rights of Holders to receive payments in respect of the principal of and premium, if any, and interest on the Notes when such payments are due;

             (2)       the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

             (3)       the rights, powers, trusts, duties and immunities of the Trustee;

             (4)       the Issuer’s right of optional redemption pursuant to Section 3.07; and

             (5)       this Section 8.02.

(b)        Following the Issuer’s exercise of its Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

(c)         Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

1.13         Section 8.03 “Covenant Defeasance” is hereby amended and restated in its entirety as follows:

Section 8.03          Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer, the Parent and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 3.09, 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10 and 4.11 with respect to the outstanding Notes, and the Subsidiary Guarantors shall be deemed to have been discharged from their obligations with respect to all Guarantees (other than the Guarantee of the Parent), on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture, the Notes and the Guarantee of the Parent shall be unaffected thereby.  In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, an Event of Default specified in Section 6.01(3) (only with respect to covenants that are released as a result of such Covenant Defeasance) and 6.01(4), (5) (solely with respect to the Parent or any Significant Subsidiary) and (6) (solely with respect to the Parent or any Significant Subsidiary) will no longer constitute an Event of Default.

1.14         Section 8.04 “Conditions to Legal or Covenant Defeasance” is hereby amended as follows:

(i)         Before each reference to “the Issuer” in Section 8.04(a)(5), “the Parent,” is added.

1.15         Section 8.07 “Reinstatement” is hereby amended as follows:

(i)         After the reference to “the Issuer’s”, “, the Parent’s” is added.

1.16         Section 9.01 “Without Consent of Holders” is hereby amended and restated in its entirety as follows:

Section 9.01          Without Consent of Holders.

(a)        Notwithstanding Section 9.02, without the consent of any Holder, the Issuer, the Parent and the Trustee may, at any time and from time to time, amend or supplement this Indenture:

             (1)       to evidence the succession of another Person to the Parent, the Issuer or a Subsidiary Guarantor and the assumption by any such successor of the covenants of the Parent, the Issuer or such Subsidiary Guarantor, as applicable, under this Indenture, the Notes and the Guarantees thereof;

             (2)       to add to the covenants of the Parent, the Issuer and the Subsidiary Guarantors for the benefit of the applicable Holders, or to surrender any right or power herein conferred upon the Parent, the Issuer and the Subsidiary Guarantors;

             (3)       to add additional Events of Default;

            (4)        to provide for uncertificated Notes in addition to or in place of the certificated Notes;

             (5)       to evidence and provide for the acceptance of appointment under this Indenture by a successor Trustee; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

             (6)       to provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture;

             (7)       to add a Subsidiary Guarantor in accordance with this Indenture or release (a) the Parent in accordance with Article V or (b) a Subsidiary Guarantor from its Guarantee when permitted by the terms of this Indenture;

             (8)       to cure any ambiguity, defect, omission, mistake or inconsistency;

             (9)       to make any other provisions with respect to matters or questions arising under this Indenture; provided, however, that such actions pursuant to this clause (9) shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Parent;

             (10)      to provide for the issuance of Exchange Notes, which shall be treated, together with any outstanding Notes, as a single class of securities;

             (11)     to conform the text of this Indenture or the Notes to any provision of the “Description of notes” section of the Offering Memorandum to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of notes” section of the Offering Memorandum; or

             (12)     to effect or maintain the qualification of this Indenture under the Trust Indenture Act.

Upon the request of the Issuer subject to the terms hereof, and upon receipt by the Trustee of the documents described in Section 12.04, the Trustee shall join with the Issuer, the Parent and the Subsidiary Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

1.17         Section 9.02         “With Consent of Holders” is hereby amended and restated in its entirety as follows:

Section 9.02           With Consent of Holders.

(a)        Except as provided in Section 9.01 and this Section 9.02, with the consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes, the Parent, the Issuer and the Trustee may amend or supplement this Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture, or of the Notes or the related Guarantees, or of modifying in any manner the rights of the Holders under this Indenture, including the definitions herein.  Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b)        Without the consent of each affected Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

            (1)       change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

             (2)       reduce the percentage in aggregate principal amount of the then outstanding Notes, the consent of whose Holders is required for any such amendment or supplement, or the consent of whose Holders is required for any waiver of compliance with covenants relating to the payment of principal of or premium, if any, or interest on the Notes or related defaults or Events of Default and their consequences (except with respect to a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes then outstanding, and a waiver of the Event of Default under Section 6.01(1) or 6.01(2) that resulted from such acceleration) provided for in this Indenture;

             (3)       modify the obligations of the Issuer to make offers to purchase upon a Change of Control if such modification was done after the occurrence of the related Change of Control;

             (4)       modify or change any provision of this Indenture affecting the ranking of the Notes in a manner adverse to the applicable Holders; or

             (5)       modify any of the provisions of this Section 9.02(b) or provisions relating to waiver of compliance with covenants relating to the payment of principal of or premium, if any, or interest on the Notes or related defaults or Events of Default and their consequences (except with respect to a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes then outstanding, and a waiver of the Event of Default under Section 6.01(1) or 6.01(2) that resulted from such acceleration), except to increase any such percentage required for such actions or to provide that such other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note issued thereunder that is affected thereby;

             (c)       Upon the request of the Issuer, and upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 12.04, the Trustee shall, subject to the terms hereof, join with the Issuer , the Parent and the Subsidiary Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture, in which case the Trustee may, but shall not be obligated to, enter into such amended or supplemental indenture.

(d)        It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver.  It shall be sufficient if such consent approves the substance of such proposed amendment or supplement.  A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(e)        A consent to any amendment, supplement or waiver of this Indenture or the Notes or the Guarantee by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

1.18         Section 10.01 “Satisfaction and Discharge” is hereby amended and restated in its entirety as follows:

Section 10.01        Satisfaction and Discharge.

(a)        This Indenture will be discharged, and will cease to be of further effect as to all Notes, when either:

             (1)       all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation; or

             (2)       (A) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and accrued interest to the Stated Maturity or date fixed for redemption;

             (B)      the Issuer, the Parent or the applicable Subsidiary Guarantor has paid or caused to be paid all other sums then due and payable under this Indenture by the Issuer with respect to the Notes;

             (C)      the deposit will not result in a breach or violation of, or constitute a default under, any instrument (other than this Indenture) to which the Issuer, the Parent or any Subsidiary Guarantor is a party or by which the Issuer, the Parent or the applicable Subsidiary Guarantor is bound;

             (D)      the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

             (E)      the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture relating to the Discharge have been complied with.

(b)        Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of Section 10.01(a), the provisions of Section 10.02 and Section 8.06 shall survive.

1.19         Article 11 “Guarantees” is hereby amended and restated in its entirety as follows:

ARTICLE 11

GUARANTEES

Section 11.01        Guarantee.

(a)        Subject to this Article 11, each of the Parent and the Subsidiary Guarantors hereby, jointly and severally, irrevocably, fully and unconditionally guarantees, on a senior unsecured basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise (the obligations so guaranteed, collectively, the “Guaranteed Obligations”).  Failing payment by the Issuer when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Parent and the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately.  Each of the Parent and Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)       The Parent and the Subsidiary Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  The Parent and each Subsidiary Guarantor hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 11.06.

(c)        Each of the Parent and the Subsidiary Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) Incurred by the Trustee or any Holder in enforcing any rights under this Section 11.01.

(d)        If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Parent, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer, the Parent or the Subsidiary Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)        The Parent and each Subsidiary Guarantor agree that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations until payment in full of all Guaranteed Obligations.  The Parent and each Subsidiary Guarantor further agree that, as between the Parent and the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (2) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Parent and the Subsidiary Guarantors for the purpose of this Guarantee.  The Parent and the Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor or Parent, as the case may be, so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

(f)         Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g)        In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h)        Each payment to be made by the Parent or a Subsidiary Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 11.02        Limitation on Parent and Subsidiary Guarantor Liability.

Each Subsidiary Guarantor and the Parent, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Subsidiary Guarantor and the Parent not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders, the Parent and the Subsidiary Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor and the Parent shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor or the Parent that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor or the Parent in respect of the obligations of such other Subsidiary Guarantor or the Parent under this Article 11, result in the obligations of such Subsidiary Guarantor or the Parent under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.  Each Subsidiary Guarantor and the Parent that makes a payment under its Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Subsidiary Guarantor or the Parent, as the case may be, in an amount equal to such other Subsidiary Guarantor’s or the Parent’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors and the Parent at the time of such payment, determined in accordance with GAAP.

Section 11.03         Execution and Delivery.

(a)        To evidence its Guarantee set forth in Section 11.01, each Subsidiary Guarantor and the Parent hereby agree that this Indenture or a supplemental indenture to this Indenture shall be executed on behalf of such Subsidiary Guarantor and the Parent, as the case may be, by an Officer or person holding an equivalent title.

(b)        Each Subsidiary Guarantor and the Parent hereby agree that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(c)        If an Officer whose signature is on this Indenture or a supplemental indenture to this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantees shall be valid nevertheless.

(d)        The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors and the Parent, as the case may be.

Section 11.04        Subrogation.

Each Subsidiary Guarantor and the Parent shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Subsidiary Guarantor or the Parent, as the case may be, pursuant to the provisions of Section 11.01; provided that, if an Event of Default has occurred and is continuing, no Subsidiary Guarantor or the Parent shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 11.05        Benefits Acknowledged.

Each Subsidiary Guarantor and the Parent acknowledge that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 11.06        Release of Guarantees

(a)        A Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Issuer or the Trustee shall be required for the release of such Subsidiary Guarantor’s Guarantee, upon:

             (1) (i)        upon the sale or other disposition (including by way of a consolidation or merger) of such Subsidiary Guarantor;

             (ii)            upon the sale or disposition of all or substantially all assets of such Subsidiary Guarantor;

             (iii)            at such time as such Subsidiary Guarantor no longer guarantees any (i) Credit Agreement or (ii) Material Capital Markets Debt of the Parent, the Issuer or any Subsidiary Guarantor;

             (iv)           upon defeasance of the Notes, as provided under Article 8;

             (v)            at such time as such Subsidiary Guarantor is no longer a Restricted Subsidiary; or

             (vi)            as described under Article 9

in the case of Section 11.06(a)(1)(i) and (ii), other than to the Parent or a Restricted Subsidiary of the Parent; and

            (2)       such Subsidiary Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such release have been complied with.

(b)        At the written request of the Issuer, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Guarantee.

1.20         Section 12.02       “Notices” is hereby amended as follows:

(i)         After the first and last references to “the Issuer,” in Section 12.02(a)  “the Parent,” is added.

(ii)        After the reference to “the Issuer” in Section 12.02(a) immediately prior to the notice information for the Issuer, “, the Parent” is added.

1.21         Section 12.03 “Communication by Holders with Other Holders”  is hereby amended as follows:

(i)         After the reference to “the Issuer,” “the Parent,” is added.

1.22         Section 12.04 “Certificate and Opinion as to Conditions Precedent” is hereby amended as follows:

(i)         After each reference to “the Issuer”, “, the Parent” is added.

1.23         Section 12.07       “No Personal Liability of Directors, Officers, Employees, Members, Partners and Stockholders” is hereby amended as follows:

(i)         After the second reference to “or any Subsidiary Guarantor”, “, the Parent” is added.

(ii)        After the first and last  reference to “Subsidiary Guarantor”, “or the Parent” is added.

1.24         Section 12.09       “Waiver of Jury Trial” is hereby amended as follows:

(i)         After the reference to “THE ISSUER”, “, THE PARENT” is added.

1.25         Section 12.12       “Successors” is hereby amended as follows:

(i)            After the reference to “Subsidiary Guarantor”, “and the Parent” is  added.

1.26         Section 12.19       “Qualification of Indenture” is hereby amended as follows:

(i)         After each reference to “the Issuer”, “, the Parent” is added.

Section 2.               Application of Supplemental Indenture.

The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed.  This First Supplemental Indenture shall be deemed part of the Base Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.               Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.               Waiver of Jury Trial.

EACH OF THE ISSUER, THE PARENT AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.              Successors.

All agreements of the Issuer, the Parent and the Trustee in this First Supplemental Indenture shall bind their successors.

Section 6.               Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 7.              Trustee Makes No Representation.

The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

[Signature Page Follows]

                IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

BLUE CUBE SPINCO INC., as Issuer

By:	/s/ Stephen C. Curley
Name: Stephen C. Curley
Title: Vice President & Treasurer

OLIN CORPORATION, as Parent

By:	/s/ Stephen C. Curley
Name: Stephen C. Curley
Title: Vice President & Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Title: Vice President

[Signature Page to First Supplemental Indenture]